Exhibit 99.1

FOR IMMEDIATE RELEASE
APRIL 2, 2002

Contact: Telephone: Facsimile:	Robert K. Burr Secretary - MKR Holdings 1070 West 2300 South Salt Lake City, Utah 84119 (801) 975-5865 (801) 972-1011

MKR HOLDINGS ANNOUNCES CT EXERCISES OPTION

Salt Lake City, Utah – MKR Holdings (the "Company") announced today that CT Sports Holding AG ("CT") exercised its option (the "Option") to acquire the Company’s 15% equity interest in Marker International GmbH, a Swiss GmbH and a leading designer, manufacturer and marketer of alpine ski bindings ("Marker"), for a cash payment of $2,005,596.24 (the cash payment reflects a $3,480,000 fair market value of the Company’s 15% equity interest less certain reductions totaling approximately $1,474,403.76 previously agreed to by the parties in the Asset Purchase Agreement and the Operating Agreement described below). As a result of the purchase, which was completed today, CT, a joint venture between Tecnica S.p.A. and H.D. Cleven, the principal shareholder of the Völkl Group, which prior to exercising the Option owned 83% of Marker, is now the owner of 98% of Marker. The remaining 2% of Marker is owned by certain members of Marker’s management.

CT acquired the Option in connection with certain transactions consummated on November 30, 1999 when the Company (then Marker International) sold substantially all of its assets to Marker pursuant to an Asset Purchase Agreement. Marker assumed substantially all of the liabilities of the Company and the Company received a 15% equity interest in Marker. In connection with the Asset Purchase Agreement, the Company and CT entered into an Operating Agreement which, among other things, granted CT the option to purchase the Company’s 15% equity interest in Marker at any time on or after November 30, 2001, at the then fair market value, subject to certain agreed-upon reductions, including advances from Marker to the Company to fund the Company’s operations after November 30, 1999.

The Company is no longer engaged in the conduct of business and since the consummation of the November 1999 transactions has operated for the sole purpose of holding and subsequently liquidating its assets. Having sold its 15% equity interest in Marker, the Company will now commence the process of liquidating the Company.

Certain statements included above which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" as defined in the Securities Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of MKR Holdings to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements.